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                                                                    Exhibit 4(e)

                                        [Logo of Pacific Life & Annuity Company]
                                                 700 Newport Center Drive
                                                 Newport Beach, CA 92660


                    ROTH INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider is a part of the Contract to which it is attached (the Contract) by Pacific Life & Annuity Company (PL&A).

The Contract is hereby modified as specified below in order to qualify as a Roth Individual Retirement Annuity (Roth IRA) under Code Section 408A.

The provisions of this rider shall control if they are in conflict with those of the Contract.

A.  Definitions

Annuitant - The individual named as a measuring life for periodic annuity payments under this Contract.

Annuity Start Date - The date shown in the Contract Specifications, or the date the Owner has most recently elected under the Contract, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.

Applicable Designation Date - December 31 of the calendar year immediately following the Owner's Year of Death.

Applicable Distribution Period - The period used to determine the amount required to be distributed during a Distribution Year.

Code -The Internal Revenue Code of 1986, as amended.

Compensation - Wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code
Section 1402 included the service described Code Section 1402 (c)(6). Compensation does not include amounts derived from or received as earnings and profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in the individual's gross income under Code Section 71 with respect to a divorce or separation instrument described in Code Section 71(b)(2)(A). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a Non Roth IRA.

Contributions - The Purchase Payments, premiums, rollovers or other contributions received by PL&A under this Contract

Designated Beneficiary - An individual designated or treated as a beneficiary under this Contract in accordance with the Regulations under Code Section 401(a)(9)(E) and related provisions, as amended.

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DB Election Date - The date that is 30 days prior to the Applicable Designation
Date.

Distribution Year - The calendar year that includes the Applicable Designation Date or any subsequent calendar year.

IRA - An individual retirement account or individual retirement annuity under Code Section 408.

Life Expectancy - The life expectancy of an individual as determined by using the expected return multiples in Tables V and VI of Regulation (S) 1.72-9, as may be revised pursuant to Regulations under Code Section 401(a)(9).

Measuring Designated Beneficiary - The Designated Beneficiary as of the Spouse's Required Beginning Date or Applicable Designation Date (whichever is applicable), whose Life Expectancy is used to determine the Applicable Distribution Period as of such date. If as of such date any trust, estate or other entity is deemed by the Regulations to be a beneficiary under this Contract (taking into account any Separate Shares), this Contract shall be deemed to have no Measuring Designated Beneficiary. If as of such date this Contract (taking into account any Separate Shares) has more than one Designated Beneficiary (and no entity beneficiary), the Measuring Designated Beneficiary is the Designated Beneficiary with the shortest Life Expectancy as of such date.

Non Roth IRA - An IRA that is not a Roth IRA.

Notice Date - The day on which PL&A receives, in a form satisfactory to PL&A, proof of death and instructions satisfactory to PL&A regarding payment of death benefit proceeds.

Owner or You - The Owner of the Contract.

Owner's Year of Death - The calendar year in which the Owner dies.

PL&A - Pacific Life & Annuity Company.

QDRO - A qualified domestic relations order under Code Section 414(p).

Regulation - A regulation issued or proposed pursuant to the Code.

Roth IRA - An IRA under Code Section 408A.

Separate Share - A separate portion or segregated share of the benefits under this Contract that is determined by an acceptable separate accounting under 2001 Prop. Reg. (S) 1.401(a)(9)-8, Q&A-3, or that qualifies as a segregated share for an alternate payee under a QDRO under 2001 Prop. Reg. (S)1.401(a)(9)-8, Q&A-6(b)(1). A Separate Share shall be treated as a separate Contract for purposes of Section 6 below.

SEP - A Simplified Employee Pension form of IRA under Code Section 408(k).

SIMPLE IRA - A SIMPLE IRA under Code Section 408(p).

Spouse - The Owner's spouse, including a former spouse covered by a QDRO who is treated as the Owner's spouse pursuant to 2001 Prop. Reg. (S) 1.401(a)(9)-8, Q&A-6.

Spouse's Continuation Election Date - The date that is 30 days prior to the earlier of the Spouse's Required Beginning Date or December 31 of the fifth calendar year after the Owner's Year of Death.

Spouse's Required Beginning Date - The later of the Applicable Designation Date or the date on which the deceased Owner would have attained age 70 1/2.

Spouse's Year of Death - The calendar year in which the Surviving Spouse dies.

Surviving Spouse - The surviving spouse of a deceased Owner.

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2001 Prop. Reg. - Refers to a Regulation proposed or reproposed in January 2001 under Code Section 401(a)(9) or a companion Code provision.

B.  Roth IRA Provisions

1. The Annuitant shall at all times be the Owner of the Contract (or its beneficial Owner where a fiduciary is its legal Owner). Such individual Owner's rights under the Contract shall be nonforfeitable, and this Contract shall be for the exclusive benefit of such Owner and his or her beneficiaries.

2. No benefits under this Contract may be transferred, sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person; except that the Contract may be transferred to a former or separated spouse of the Owner under a divorce or separation instrument described in Code Section 408(d)(6). In the event of such a transfer, the transferee shall for all purposes be treated as the Owner under this Contract.

3. (a)  Maximum permissible amount.  Except in the case of a "qualified
        ---------------------------
        rollover contribution" or a recharacterization (as defined in paragraph 3(e) below), no Contribution will be allowed into this Contract unless it is in cash and the total of such Contributions to all the individual Owner's Roth IRAs and Non Roth IRAs for a taxable year does not exceed the lesser of the Owner's Compensation for such year or the following applicable limit:

               Year                Limit
               ----                -----

               2001               $2,000
               2002-2004          $3,000
               2005-2007          $4,000
               2008-2010          $5,000
               2011 & later       $2,000

        In addition, for the years 2009 and 2010, the $5000 limit will be indexed for inflation at $500 increments.

        For an Owner age 50 or older the above limits are increased as follows:

               Year                Limit
               ----                -----

               2002-2005          $  500
               2006-2010          $1,000

        Such a Contribution is referred to herein as a "regular contribution." A "qualified rollover contribution" is a rollover contribution that meets the requirements of Code Sections 408(d)(3) and 408A(c)(3)(B), except that the one-rollover-per-year rule of Code Section 408(d)(3)(B) does not apply if the rollover contribution is from a Non Roth IRA. Contributions may be limited under paragraphs 3(b) through (d) below.

   (b)  Regular contribution limit. If subparagraph 3(b) (i) or (ii) below
        --------------------------
        apply, the maximum regular contributions that can be made to all of the Owner's Roth IRAs for a taxable year is the smaller of the amounts determined under subparagraph 3(b) (i) or (ii) below.

        (i) The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," defined in paragraph 3(f) below) in accordance with the following table:

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
Filing Status                        Full Contribution       Phase-out Range            No Contribution

                                                                   Modified AGI
                                   -------------------------------------------------------------------------
Single, Head of Household or         $95,000 or less         Between $95,000 and        $110,000 or more
 Qualifying Widow(er)                                        $110,000

Joint Return                         $150,000 or less        Between $150,000 and       $160,000 or more
                                                             $160,000

Married-Separate Return              $0                      Between $0 and $10,000     $10,000 or more

For purposes of this table, a husband and wife are not treated as married during a taxable year if they have lived apart at all times during such year and file separate returns for such year. If the Owner's modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is not reduced below $200. The preceding limits may change as indexed for inflation or amended by tax law.

        (ii) If the Owner makes regular contributions to both Roth and Non Roth IRAs for a taxable year, the maximum regular contribution that can be made to all the Owner's Roth IRAs for that taxable year is reduced by the regular contributions made to the Owner's Non Roth IRAs for the taxable year (ignoring SIMPLE IRA or SEP contributions).

   (c)  Qualified rollover contribution limit.  A rollover from a Non Roth IRA
        --------------------------------------
        cannot be made to this Roth IRA Contract if, for the year the amount is distributed from the Non Roth IRA, (i) the Owner is married and files a separate return, (ii) the Owner is not married and has modified AGI in excess of $100,000 or (iii) the Owner is married and together the Owner and the Owner's spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during such year and file separate returns for such year.

   (d)  SIMPLE IRA and SEP limits.  No Contribution shall be allowed into this
        --------------------------
        Contract under a SIMPLE IRA or SEP plan. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan shall be allowed into this Contract from a SIMPLE IRA prior to the expiration of the 2-year period beginning on the date the individual Owner first participated in that employer's SIMPLE IRA plan.

   (e)  Recharacterization.  A regular contribution to a Non Roth IRA may be
        -------------------
        recharacterized pursuant to Regulation (S) 1.408A-5 as a regular contribution to this Roth IRA Contract, subject to the limits in paragraph 3(b) above.

   (f)  Modified AGI.  For purposes of paragraphs 3(b) and (c) above, an Owner's
        -------------
        modified AGI for a taxable year is defined in Code Section 408A(c)(3)(C)(i) and does not include (i) any amount included in adjusted gross income as a result of a rollover from a Non Roth IRA (a "conversion") or (ii) for purposes of the rollover rules in paragraph 3(c) above during the years 2005-2010, any required distribution from an IRA under Code Section 401(a)(9) or a related Code provision.

4. Additional Purchase Payments (or premium payments) under the Contract must be at least the minimum as stated in the Purchase Payment (or Premiums) provision of the Contract.

5. Any Purchase Payment (or premium) refund declared by PL&A, other than a refund attributable to an excess Contribution, shall be applied toward the purchase of additional benefits before the close of the calendar year following the refund.

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6. Upon the Owner's death, this Contract and all distributions under it shall comply with the minimum distribution rules of Code Section 401(a)(9) and the Regulations thereunder, and such rules shall override any distribution options in this Contract that are inconsistent with such rules.
   Consequently, distributions shall be made in accordance with this Section 6 and the Regulations under Code Section 401(a)(9) and related Code provisions. Selection of any annuity or other distribution option described in this Contract that does not satisfy the requirements of this Section 6 shall not be permitted.

   (a) Upon the Owner's death, the entire interest shall be distributed by December 31 of the fifth calendar year that follows the Owner's Year of Death, except to the extent that paragraph 6(b) or (c) below applies.

   (b) If the Surviving Spouse is the sole Designated Beneficiary under this Contract (taking Separate Shares into account) as of the Applicable Designation Date, then -

        (i) If no irrevocable written election to the contrary has been filed with PL&A by the deceased Owner or the Surviving Spouse prior to the Spouse's Continuation Election Date, this Contract shall continue in the name of the deceased Owner, and required distributions must begin by the Spouse's Required Beginning Date and be distributed over the Surviving Spouse's remaining Life Expectancy. The minimum amount that must be distributed each Distribution Year with respect to this Contract shall be equal to the quotient obtained by dividing the entire interest in this Contract (as determined under 2001 Prop. Reg. (S) 1.408-8, Q&A-6) by the Applicable Distribution Period. For these purposes, the Applicable Distribution Period for each Distribution Year after the Owner's Year of Death -

             (1) Is measured by the Surviving Spouse's remaining Life
                 Expectancy, recalculated annually through the Spouse's Year of Death, and

             (2) For a Distribution Year after the Spouse's Year of Death, is measured by the Surviving Spouse's remaining Life Expectancy as of the Surviving Spouse's birthday in the Spouse's Year of Death, reduced by one year for each calendar year that has elapsed since the calendar year immediately following the Spouse's Year of Death.

             Such minimum amount must be distributed no later than the Applicable Designation Date, and for each subsequent Distribution Year by December 31 thereof. However, the Surviving Spouse may arrange to have any portion (or all) of such minimum amount (that is distributable with respect to such Surviving Spouse's interest in this Contract) distributed from another Roth IRA formerly owned by such Deceased Owner for which such Surviving Spouse is also a designated beneficiary (rather than from this Contract) in accordance with 2001 Prop. Reg. (S) 1.408-8, Q&A-9. If the Surviving Spouse dies before the Spouse's Required Beginning Date, then the Surviving Spouse shall be treated as the Deceased Owner for purposes of this Section 6 (except that any surviving spouse of such a deceased Surviving Spouse cannot make another election under this subparagraph (i) to continue this Contract as a Surviving Spouse).

        (ii) The Surviving Spouse may elect at any time to treat the entire remaining interest in this Contract as a Roth IRA of such Surviving Spouse, if such Surviving Spouse has an unlimited right to withdraw amounts from this Contract. Such an eligible Surviving Spouse shall make such an election by a written request to PL&A to redesignate such Surviving Spouse as the Owner and Annuitant of this Contract. Such an eligible Surviving Spouse shall be deemed to have made such an election if either -

             (1) Such Surviving Spouse makes any transfer, rollover or other contribution of any amount for the benefit of such Surviving Spouse into this Contract, or

             (2) Such Surviving Spouse directs PL&A in writing to transfer or rollover any part or all of the assets to which such Surviving Spouse is entitled under this Contract to another IRA owned by such Surviving Spouse, or

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             (3) Any amount that is required to be distributed from this
                 Contract under this Section 6 or under Code Section 401(a)(9) (e.g., in the case of any amount rolled over or transferred into this Contract) is not distributed within the appropriate time.

           (iii) The Surviving Spouse may make an irrevocable election in writing with PL&A by the Spouse's Continuation Election Date to have such Surviving Spouse's entire interest under this Contract distributed under another method offered by this Contract or by PL&A that qualifies under Code Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in Section 6(a) above, such optional methods include the following:

                 (1) Any annuity option that provides for periodic distributions that begin no later than the Spouse's Required Beginning Date and do not extend beyond the remaining lifetime or Life Expectancy of the Surviving Spouse, in accordance with 2001 Prop. Reg. (S) 1.401(a)(9)-6, or

                 (2) Any other method that provides for periodic distributions that begin no later than the Spouse's Required Beginning Date and do not extend beyond the remaining Life Expectancy of such Surviving Spouse.

   (c) If as of the Applicable Designation Date this Contract (taking any Separate Shares into account) has at least one Designated Beneficiary and no entity (e.g., a trust or estate) is deemed a beneficiary under this Contract, then -

       (i) To the extent that no irrevocable election to the contrary has been filed with PL&A by the deceased Owner or any such Designated Beneficiary by the DB Election Date (and no Surviving Spouse is the sole Designated Beneficiary), then annual distributions of the remaining interest in this Contract must be made over the Applicable Distribution Period starting with the Applicable Designation Date. In that case, the minimum amount to be distributed each Distribution Year with respect to this Contract shall be equal to the quotient obtained by dividing the entire interest in this Contract (as determined under 2001 Prop. Reg. (S) 1.408-8, Q&A-6) by the Applicable Distribution Period. For these purposes -

           (1) The Applicable Distribution Period shall be determined by the Measuring Designated Beneficiary's remaining Life Expectancy, using such beneficiary's age as of such beneficiary's birthday in the calendar year immediately following the Owner's Year of Death, and

           (2) In subsequent calendar years the Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the calendar year immediately following the Owner's Year of Death.

           Such minimum amount must be distributed no later than the Applicable Designation Date, and for each subsequent Distribution Year by December 31 thereof. However, any Designated Beneficiary may arrange to have any portion (or all) of such minimum amount (that is distributable with respect to such beneficiary's interest in this Contract) distributed from another Roth IRA formerly owned by such deceased Owner for which such beneficiary is also a designated beneficiary (rather than from this Contract) in accordance with 2001 Prop. Reg. (S) 1.408-8, Q&A-9.

      (ii) Any such Designated Beneficiary may make an irrevocable election in writing with PL&A by the DB Election Date to have such Designated Beneficiary's entire interest under this Contract distributed under another method offered by this Contract or by PL&A that qualifies under Code Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in Section 6(a) above, such optional methods include the following:

           (1) Any annuity option that provides for periodic distributions that begin no later than the Applicable Designation Date and do not extend beyond the remaining lifetime or Life Expectancy of the Measuring Designated Beneficiary, in accordance with 2001 Prop. Reg. (S) 1.401(a)(9)-6, or

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           (2) Any other method that provides for periodic distributions that begin no later than the Applicable Designation Date and do not extend beyond the remaining Life Expectancy of the Measuring Designated Beneficiary.

   (d) Any amount payable to a minor child of the Owner shall be treated as if it is payable to the Surviving Spouse if the remainder of the interest becomes payable to such spouse when such child reaches the age of majority.

   (e) Unless the Owner provides to the contrary in writing to PL&A, any beneficiary of any interest under this Contract shall have an unlimited right after the Notice Date, upon 30 days written notice to PL&A, to withdraw any portion or all of such interest or to apply any such amount to an annuity option that qualifies under 2001 Prop. Reg.
       (S) 1.401(a)(9)-6.

   (f) If the Owner dies before the entire interest under this Contract has been distributed, no additional cash Contributions or rollover Contributions shall be allowed into this Contract, except where the Surviving Spouse elects (or is deemed to elect) to convert this Contract to be his or her own Roth IRA, as specified above in this Section 6.

7. PL&A shall furnish annual calendar year reports concerning the status of the Contract.

C. Tax Qualification Provisions

   The Contract as amended by this rider is intended to qualify as a Roth IRA contract that meets the requirements of Code Section 408A and any applicable regulations relating thereto. To that end, the provisions of this rider and the Contract (including any other rider or endorsement) are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provision to the contrary. PL&A reserves the right to amend this rider to comply with any future changes in the Code or any Regulations, rulings or other published guidance under the Code, or to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification, without consent. PL&A shall provide the Owner with a copy of any such amendment.


All other terms and conditions of your Contract remain unchanged.


                        PACIFIC LIFE & ANNUITY COMPANY


           /s/ Thomas C. Sutton                 /s/ Audrey L. Milfs
   Chairman and Chief Executive Officer              Secretary

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